Exhibit 5.1

Darren K. DeStefano T: +1 703 456 8034 ddestefano@cooley.com

March 17, 2014

Everyday Health, Inc.

345 Hudson Street, 16th Floor

New York, NY 10014

Re: Registration on Form S-1

Ladies and Gentlemen:

We have represented Everyday Health, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement (No. 333-194097) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission and related prospectus included therein (the “Prospectus”) covering an underwritten public offering of up to 8,222,500 shares of the Company’s Common Stock, $0.01 par value per share (the “Shares”), which includes up to 1,790,000 Shares to be sold by certain selling stockholders (the “Selling Stockholder Shares”) and up to 6,432,500 Shares to be sold by the Company (the “Company Shares”) (including up to 1,072,500 Shares that may be sold by the Company pursuant to the exercise of the underwriters’ option to purchase additional Shares).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended (filed as Exhibits 3.1, 3.1.1 and 3.1.2 to the Registration Statement) and the Amended and Restated Bylaws, as amended (filed as Exhibit 3.3 to the Registration Statement), each as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation (filed as Exhibit 3.2 to the Registration Statement) and Amended and Restated Bylaws (filed as Exhibit 3.3 to the Registration Statement), each as will be in effect upon the closing of the offering contemplated by the Registration Statement, (d) a certificate of an officer of the Company to the effect that the consideration for the Selling Stockholder Shares that are issued and outstanding was in fact received by the Company in accordance with the provisions of the applicable resolutions of the Company’s Board of Directors and any plan or agreement relating to the issuance of such Shares and (e) the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been duly authorized by the Company, (ii) the Selling Stockholder Shares are or, upon exercise of the applicable options or warrants in accordance with their respective terms, will be validly issued, fully paid, and non-assessable and (iii) the Company Shares, when sold and

One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 www.cooley.com

Everyday Health, Inc. March 17, 2014 Page Two

issued in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid, and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By: /s/ Darren K. DeStefano

Darren K. DeStefano

One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 www.cooley.com